Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Advanta Bank Corp.:
We consent to the incorporation by reference in the registration statement (No. 333-141065) on Form S-3/A and in the related Prospectus of Advanta Business Card Master Trust (the “Company”) of our report dated March 29, 2007, with respect to management’s assertion that Advanta Bank Corp. complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB, which report appears in the December 31, 2006 annual report on Form 10-K of the Company.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 29, 2007